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Cytokinetics, Incorporated
Christopher S. Keenan (Investors and Media)
Director, Investor Relations
(650) 624-3000

CYTOKINETICS ANNOUNCES ADDITION TO BOARD OF DIRECTORS

Company Announces Appointment of L. Patrick Gage, Ph.D.

South San Francisco, CA, November 6, 2009 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced today that Pat Gage has been appointed to the company’s Board of Directors.

Dr. Gage joins the Cytokinetics Board of Directors with over 35 years of experience in the discovery and development of high-impact pharmaceuticals. Since July 2002, he has served as a consultant to the biopharmaceutical industry, including service as an advisor to venture capital firms. From 1998 to 2002, Dr. Gage was President of Wyeth Research and subsequently also Senior Vice President, Science and Technology. From 1989 to 1998, he held roles of increasing responsibility at Genetics Institute, Inc., one of the pioneers in the biotechnology industry, first as head of Research and Development then Chief Operating Officer and eventually as President. From 1971 to 1989, Dr Gage held various positions in research management with Hoffmann-La Roche Inc. most recently serving as Vice President responsible for US drug discovery. During his career at Wyeth, Genetics Institute and Roche, he was involved in the discovery and development of more than a dozen novel marketed biologics, as well as many small molecule drugs.

Dr. Gage currently serves as Executive Chairman of Virdante Pharmaceuticals, and is also a Director of Acceleron Pharma, Alvine Pharmaceuticals and Immune Control, which are all privately held companies. In the past, he served as Chairman and also as Interim CEO of PDL BioPharma, Chairman of Neose Technologies, Chairman of Adnexus Therapeutics, now a unit of Bristol Myers Squibb Research, and as a Director of ArQule, Inc. and Serono, which was acquired by Merck KGA. Dr. Gage earned his bachelor’s degree in Physics from the Massachusetts Institute of Technology and his Ph.D. in Biophysics from the University of Chicago.

“We are pleased to welcome Pat to our Board of Directors at this important next stage of Cytokinetics’ evolution,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “As a highly respected and seasoned R&D executive with valuable pharmaceutical and biotechnology industry experience, we look forward to Pat’s expert engagement and assistance in guiding our objectives to bring breakthrough medicines towards potential registration and commercialization.”

“I am excited about joining the Cytokinetics’ Board,” stated Dr. Gage. “I look forward to working alongside my fellow Board members and company management to advance truly innovative drug candidates emerging from in-house discovery research through development to benefit patients.”

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil (formerly CK-1827452), is in Phase II clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is in Phase I clinical development. Cytokinetics is also conducting non-clinical development of compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions such as systemic hypertension, pulmonary arterial hypertension or bronchoconstriction. In addition, prior Cytokinetics’ research generated three anti-cancer drug candidates in Phase I clinical development: ispinesib, SB-743921 and GSK-923295. Cytokinetics is seeking a partner for ispinesib and SB-743921 and GSK-923295 is being developed under Cytokinetics’ collaboration with GlaxoSmithKline. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ research and development activities and the properties and potential benefits of Cytokinetics’ compounds. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Amgen’s and GSK’s decisions with respect to the design, initiation, conduct, timing and continuation of development activities for omecamtiv mecarbil and GSK-923295, respectively; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products; Cytokinetics may be unable to enter into future collaboration agreements for its drug candidates and programs on acceptable terms, if at all; standards of care may change rendering Cytokinetics’ drug candidates obsolete; others may introduce products or alternative therapies for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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